Exhibit 99.3

PIEDMONT NATURAL GAS ELECTS VICKI H. WILSON-McELREATH TO THE BOARD OF DIRECTORS

CHARLOTTE, N.C., June 7/PRNewswire – The Board of Directors of Piedmont Natural Gas (NYSE:PNY) has elected Mrs. Vicki H. Wilson-McElreath to the Board of the Company effective July 1, 2006, following her retirement on June 30, 2006 as the Managing Partner of PricewaterhouseCoopers LLP (“PwC”) in the Carolinas.

Mrs. Wilson-McElreath joined Price Waterhouse, one of the predecessor firms of PwC in 1979, was admitted to the partnership in 1990 and was made Managing Partner of PwC – Carolinas in 1999. She received her B.S.B.A. degree from Georgia State University.

Mrs. Wilson-McElreath is a recognized leader in the Charlotte business community. She received the Women in Business Achievement Award in 2000 and was named Charlotte Business Woman of the Year in 2001. She is currently involved with the University of North Carolina at Charlotte through her service on that institution’s Business Advisory Council and the Institute for Social Capital. She has also been appointed to the recently established President’s Committee on Efficiency and Effectiveness in the University of North Carolina System.

Mrs. Wilson-McElreath is very active within the Charlotte community serving on the Boards of the United Way of Central Carolinas, the Charlotte Regional Partnership, the Charlotte Symphony Orchestra, the Private Campaign for the Cultural Facilities Endowment, Alexander Youth Network, and Children and Family Services Center. She has recently completed Board service with the Charlotte Chamber and City Center Partners.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including
61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about
Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.
SOURCE Piedmont Natural Gas
CONTACT: Headen Thomas, 704-731-4438, or 704-651-7137, or
headen.thomas@piedmontng.com, or
David Trusty, 704-731-4391, or 704-507-6393, or
david.trusty@piedmontng.com